EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S‑3) and related Prospectus of Investar Holding Corporation for the registration of the resale of an aggregate of 1,290,323 shares of its common stock, and to the incorporation by reference therein of our reports dated March 9, 2017 relating to our audit of the consolidated financial statements of Investar Holding Corporation as of and for the year ended December 31, 2016, which appear in the Annual Report on Form 10-K of Investar Holding Corporation for the year ended December 31, 2018.

/s/ Posthlewaite & Netterville, APAC

Baton Rouge, Louisiana
February 7, 2020